EXHIBIT l8

                                    ARTHUR
                                   ANDERSEN

                           ARTHUR ANDERSEN & CO. SC


                                                    ----------------------------
                                                    Arthur Andersen LLP

February 9, 1995                                    ----------------------------
                                                    1345 Avenue of the Americas
                                                    New York NY 10105

International Paper Company
Two Manhattanville Road
Purchase, New York 10577

   Re: Form 10-K Report for the Year Ended December 31, 1994

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

As of January 1, 1994, the Company changed from the deferred method of accounting for startup costs to the direct expense method. According to the management of the Company, this change was made to increase the focus on controlling costs associated with facility start-ups.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP